EX 11.1

CHESAPEAKE CORPORATION AND SUBSIDIARIES

COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

for the three years ended December 28, 2003

(Amounts in millions, except for per share amounts)

	2003	2002	2001
Basic:
Weighted average number of common shares outstanding	15.2	15.1	15.1
	======	======	======
Income from continuing operations	$ 26.5	$ 20.5	$ 10.5
Discontinued operations:
Gain on disposal of discontinued operations, net of taxes	-	1.4	113.0

Net income	$ 26.5	$ 21.9	$123.5
	======	======	======
Per share amount:
Earnings from continuing operations	$ 1.74	$ 1.36	$ 0.70
Discontinued operations, net of taxes	-	0.09	7.48

Basic earnings per share	$ 1.74	$ 1.45	$ 8.18
	======	======	======
Diluted:
Weighted average number of common shares outstanding	15.2	15.1	15.1
Net additional common shares issuable upon exercise of dilutive options, determined by treasury stock method using the average price	-	0.1	0.1

Common shares, equivalents and other potentially dilutive securities	15.2	15.2	15.2
	======	======	======
Income from continuing operations	$ 26.5	$ 20.5	$ 10.5
Discontinued operations:
Gain on disposal of discontinued operations, net of taxes	-	1.4	113.0

Net income	$ 26.5	$ 21.9	$123.5
	======	======	======
Per share amount:
Earnings from continuing operations	$ 1.74	$ 1.35	$0.69
Discontinued operations, net of taxes	-	0.09	7.43

Diluted earnings per share	$ 1.74	$ 1.44	$ 8.12
	======	======	======